Exhibit 99.2

Q3 2012 Earnings Prepared Remarks

Tessera Technologies, Inc. (the “Company” or “we”) is a holding company for two operating businesses (sometimes referred to as “reporting segments” or “business segments”): Intellectual Property and DigitalOptics. The Company’s primary end markets are computing, mobile products, and consumer optics. Computing and consumer devices such as personal computers, servers, notebooks, smartphones, and digital still cameras contain specialized packaging based on our patented semiconductor packaging technology as well as application specific firmware from our DigitalOptics technologies and patents.

Management and Board of Directors

Management

In the third quarter, the Company made two changes to its executive team. In August, Rick Neely was appointed as the Company’s chief financial officer. Rick brings to the Company more than three decades of financial and managerial experience in high technology industries, with deep expertise in building global, vertically integrated technology manufacturing businesses.

In September, the Company announced the departure of the president of the DigitalOptics business segment, and that a search for his replacement was underway. The day-to-day operations of DigitalOptics continue to be led by Logan Saverimuthu, chief operations officer.

Board of Directors

In August, the Company appointed Rick Hill and Tim Stultz to its board of directors, expanding the board to eight members. Rick and Tim are distinguished industry veterans who have successfully built and led complex, global technology businesses. Their deep experience in technology operations, manufacturing and strategic development will help focus the ongoing strategic initiatives for both of the Company’s business segments, in particular DigitalOptics’ efforts towards successful manufacturing and initial product ramp.

Segment Review

Intellectual Property

Third quarter Intellectual Property revenue was $57.9 million and included a $19.9 million payment from Amkor Technology, Inc. ($16.7 million of the payment was recorded as royalties and the balance as interest income) related to the July 6, 2012 interim award by the International Court of Arbitration of the International Chamber of Commerce (ICC). Our Intellectual Property revenue today comes almost entirely from royalties for use of the existing semiconductor packaging technology in our Tessera, Inc. patent portfolio. We offer our customers long-term portfolio licenses, which give them secure pricing for their use of a broader set of semiconductor patents beyond what historically has been offered through our Tessera, Inc. patent portfolio. For example, portfolio license agreements could include access to the patent portfolio we acquired from MoSys, Inc. in December 2011, and our internally developed intellectual property such as the xFD technology. These types of licensing discussions often take time to come to fruition. We are engaged in licensing discussions with multiple current and potential customers and continue to be confident in our ability to secure fair compensation in exchange for providing long-term freedom of operation under our patented ideas.

In our last call, we mentioned we were taking significant steps toward commercial adoption of our next-generation xFD technology solutions, one of which will replace the current bulky Dual Inline Memory Modules (DIMMs) with much smaller, cheaper and more power efficient semiconductor packages. In the third quarter, we achieved a major milestone as our DIMM-IN-A-PACKAGETM gained initial Original Equipment Manufacturer (OEM) adoption for use in UltrabooksTM and tablets.

We also offer an xFD DRAM packaging technology solution for the data storage and cloud computing market. This DRAM packaging technology has been evaluated in a number of server OEM platforms and has been shown to be up to 30% more thermally efficient than competing solutions, which is particularly important in the datacenter market, where cooling costs can amount to 50% of a datacenter’s operating expenses. The 30% added efficiency of our technology could reduce datacenter operating expenses by up to 15%. Given the market’s strong focus on reducing power usage and related costs for datacenters, we believe our xFD DRAM packaging technology solution will become an attractive piece of the overall solution.

DigitalOptics

DigitalOptics total revenue for the third quarter of 2012 was $14.8 million, of which $12.4 million was product and service revenue primarily from sales of traditional camera modules.

We continued to make progress during the quarter toward the goal of shipping our next-generation MEMS autofocus technology in the fourth quarter of 2012. Based on feedback from our engagements at multiple mobile phone makers, we are convinced that our MEMS autofocus can be a key differentiator for customers in the mobile phone market and we are working very hard to develop and manufacture products to meet that demand.

In addition to its ongoing work with Tier One mobile phone makers, DigitalOptics has also engaged with leading China OEMs as part of an overall strategy to introduce our MEMS autofocus technology. We also remain on target to ship MEMS autofocus camera module solutions from our factory in the first half of 2013.

We met operational milestones during the third quarter with the start of facilitization of our optical component manufacturing site in Taiwan in parallel with conversion of the camera module manufacturing facility in Zhuhai, China for the production of our proprietary camera module technologies. We believe that these internal efforts, combined with our work with our camera module partners, will allow DigitalOptics to make significant progress in expanding the introduction of our MEMS autofocus technology and solutions to the market in 2013.

Financial Discussion

Quarterly Revenue

	Q3 2012	Q3 2011	Y-o-Y %	Q2 2012	Q-o-Q %
Total Revenue	72.7	59.3	22%	61.4	18%
Intellectual Property	57.9	50.3	15%	53.0	9%
DigitalOptics	14.8	9.0	64%	8.4	76%

(in millions, except %)

Revenue for the third quarter of 2012 was $72.7 million, above our revenue guidance range of $66.5 million to $69.0 million.

Intellectual Property revenue was $57.9 million, above our revenue guidance range of $53.0 million to $54.0 million due to higher royalties from certain licensees and settlement of bond issues related to Tessera, Inc.’s International Trade Commission ‘605 Action. Third quarter of 2012 Intellectual Property revenue included royalties paid to the Company by Samsung Electronics Co., Ltd., and Hynix Semiconductor Inc., whose renewed Tessera Compliant Chip (TCC) license agreements went into effect mid second quarter of 2012. We believe the value of using our patents to these customers exceeds the historical rates they paid. As a reminder, the Company recognizes Intellectual Property royalties one quarter in arrears.

As compared to the second quarter of 2012, Intellectual Property revenue was up $4.9 million. The primary components of this increase were the $19.9 million payment from Amkor ($16.7 million of the payment was recorded as royalties and the balance as interest income), offset in part by declining royalty income from Micron Technology, Inc. in the third quarter of 2012, and a licensee’s one-time catch-up payment in the prior quarter.

In comparison to the prior year, Intellectual Property revenue was up $7.6 million primarily due to the same Amkor payment, offset in part by declining royalty income from Micron and Powertech Technology Inc.

DigitalOptics total revenue for the third quarter of 2012 was $14.8 million, compared to $8.4 million in the second quarter of 2012. The increase was due primarily to $9.6 million in revenues from traditional camera module product sales from the Company’s recently acquired manufacturing facility in Zhuhai, China and was partially offset by $3.2 million in lower revenues primarily related to royalties and licenses of the Company’s image enhancement technologies and weaker demand for the Company’s Micro-Optics products.

In comparison to the prior year, third quarter DigitalOptics revenue was up $5.8 million, primarily due to the aforementioned sales of the traditional camera module product, which were partially offset by $3.6 million in lower revenues primarily related to royalties and licenses of the Company’s image enhancement technologies and weaker demand for the Company’s Micro-Optics products.

Quarterly GAAP Results

Total GAAP operating expenses in the third quarter of 2012 were $75.1 million, as follows

•	Cost of revenues: $16.7 million

•	R&D: $24.6 million

•	SG&A: $24.0 million, and

•	Litigation expense: $9.7 million.

Included in the GAAP operating expenses above are the following:

•	Stock-based compensation expense: $4.0 million, and

•	Amortization of acquired intangibles: $6.2 million.

Third quarter total GAAP operating expenses were higher by $13.4 million, or 22% quarter over quarter, primarily due to cost of revenues that increased significantly as the Company began producing camera module products in the third quarter of 2012 out of its new Zhuhai facility. Excluding manufacturing costs related the new Zhuhai facility, third quarter total GAAP operating expenses were higher by $1 million, or 2% quarter over quarter.

Quarter over quarter, cost of revenues was higher by $11.1 million. R&D was lower by $300,000 or 1%. SG&A was lower by $400,000, or 2%. Litigation expense was higher by $3.0 million, or 45%, due to increased activity in ongoing cases.

Other income, net of expense, was $3.7 million, which included a $3.2 million payment related to the Amkor interim ICC award and $500,000 of interest income.

GAAP tax expense was $2.5 million.

Quarterly GAAP Net Loss and Loss per Share

	Q3 2012	Q3 2011	Q2 2012
GAAP Net Loss	(1.1)	(44.7)	(0.4)
GAAP Loss Per Share	(0.02)	(0.87)	(0.01)
Basic Shares	52.1	51.4	51.9

(in millions, except per share data)

Quarterly Non-GAAP Results

Total Non-GAAP operating expenses in the third quarter of 2012 were $64.9 million, as follows:

•	Cost of revenues: $14.8 million

•	R&D: $21.9 million

•	SG&A: $18.5 million, and

•	Litigation expense: $9.7 million.

Third quarter total Non-GAAP operating expenses were higher by $14.8 million quarter over quarter, or 30%, primarily due to higher cost of revenues, which was up $11.5 million. R&D expense was higher by $400,000. SG&A expenses were essentially flat. Litigation expense was higher than the prior quarter due to increased activity in ongoing cases.

Non-GAAP results exclude stock-based compensation, charges for acquired in-process research and development, acquired intangibles amortization, impairment charges on long-lived assets and goodwill, and related tax effects. We have included a detailed reconciliation between our GAAP and Non-GAAP net income (loss) in both our earnings release and on our website for your convenient reference.

Quarterly Non-GAAP Net Income and Earnings per Share

Tax adjustments in the third quarter of 2012 for Non-GAAP items were approximately $2.6 million.

	Q3 2012	Q3 2011	Q2 2012
Non-GAAP Net Income	6.5	10.6	8.3
Non-GAAP EPS Per Share	0.12	0.20	0.16
Fully Diluted Shares	53.0	52.6	52.9

(in millions, except per share data)

Balance Sheet Metrics

We ended the third quarter of 2012 with $465.9 million in cash, cash equivalents, and investments, a decrease of $8.9 million from the prior quarter.

In the third quarter of 2012, net cash provided by operations was $2.3 million. We made payments of $6.3 million for the purchases of property and equipment and $1.2 million for the purchases of intellectual property. On Sept. 13, 2012, $5.2 million was paid to stockholders of record as of Aug.23, 2012, for the quarterly $0.10 per share of common stock cash dividend.

Fourth Quarter of 2012 Dividend

On Oct. 31, 2012, the board of directors declared a cash dividend of $0.10 per share of common stock for the fourth quarter, payable on Dec. 13, 2012, for stockholders of record at the close of business on Nov. 22, 2012.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results for the third quarter of 2012; changes with the Company’s management and board of directors; discussions, engagements, and the Company’s ability to secure license agreements with its current and potential customers; revenue, product shipment and market introduction predictions, including for DigitalOptics MEMS autofocus technology and next-generation camera modules; industry and technology trends; adoption and demand of the Company’s technologies, including its next-generation xFD packaging technologies and solutions and its MEMS autofocus technology; and the characteristics, benefits, advantages, features, qualities and potential of the Company’s technologies, license agreements and products. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation (“DOC”) of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of these prepared remarks. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in these prepared remarks. Although these prepared remarks may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in these remarks provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations (available in the Company’s earnings release and on its website) to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.